Exhibit 10.2

CONAGRA FOODS, INC.

NONQUALIFIED PENSION PLAN

(January 1, 2009 Restatement)

5.03	Minor or Incompetent Beneficiary	79
ARTICLE VI ADMINISTRATION OF THE PLAN		79
6.01	Majority Vote	79
6.02	Finality of Determination	79
6.03	Certificates and Reports	79
6.04	Indemnification and Exculpation	79
6.05	Expenses	80
ARTICLE VII CLAIMS PROCEDURE		81
7.01	Written Claim	81
7.02	Denied Claim	81
7.03	Review Procedure	81
7.04	Committee Review	81
ARTICLE VIII NATURE OF COMPANY’S OBLIGATION		82
8.01	Employer’s Obligation	82
8.02	Creditor Status	82
ARTICLE IX MISCELLANEOUS		82
9.01	Written Notice	82
9.02	Change of Address	82
9.03	Merger Consolidation or Acquisition	82
9.04	Amendment and Termination	82
9.05	Employment	84
9.06	Nontransferability	84
9.07	Legal Fees	84
9.08	Tax Withholding	84
9.09	Acceleration of Payment	84
9.10	Applicable Law	84
9.11	Effective Date	84
9.12	409A Compliance	84
9.13	Grandfathered Participants	85

PREAMBLE

The purpose of this Nonqualified Pension Plan is to provide payments of equivalent value from the general assets of ConAgra Foods, Inc. to those participants in the ConAgra Foods, Inc. Pension Plan for Salaried Employees (Salaried Plan) who, due to the application of United States Internal Revenue Code Sections 415 and 401(a)(17), are precluded from receiving from the assets of the Salaried Plan all the payments to which they would otherwise be entitled. The Plan expresses ConAgra Foods’ commitment to provide such equivalent payments and sets forth the method for doing so. This Plan is also intended to provide additional benefits on an unfunded basis to certain selected management and highly compensated employees. This restatement is effective January 1, 2009. This January 1, 2009 restatement allows the Company the discretion to cash out terminated Participants who have small accrued benefits. This January 1, 2009 restatement applies only to Participants who have accrued or who accrue a benefit under this Plan after December 31, 2004. The plan terms applicable to Participants who accrued no benefits after December 31, 2004 are the Plan terms in effect on October 3, 2004, which are attached hereto as Appendix G.

ARTICLE I

DEFINITIONS AND CONSTRUCTION OF THE PLAN DOCUMENT

1.01 “Affiliated Company” means any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes an Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with an Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes an Employer; or any other entity required to be aggregated with an Employer pursuant to regulations under Section 414(o) of the Code.

1.02 “Beneficiary” means the person or persons or the estate of a Participant entitled to receive any benefits under this Plan.

1.03 “Board” means the Board of Directors of ConAgra Foods, Inc.

1.04 “Change of Control”. A “Change of Control” shall occur upon any of the following dates:

(a) The date individuals who constitute the Board (the “Incumbent Board”) cease for any reason during any 12 month period to constitute at least fifty percent (50%) of the members of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; or

(b) The date of consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own 50% or more of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities.

(c) The date that any one person, or more than one person acting as a group who is not related to the Company within the meaning of Treasury Regulation Section 1.409A-3(i)((vii)(B), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section, “more than one person acting as a group” is determined under Treasury regulation Section 1.409A-3(i)(5)(v)(B). If a person owns stock in both entities that enter into a merger, consolidation, purchase or acquisition of stock, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. In no event shall a change of control occur under circumstances that would not constitute a “change in the ownership of a corporation,” a “change in effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets,” as those terms are defined in regulations and other applicable guidance issued under section 409A of the Code.

1.05 “Code” means the Internal Revenue Code of 1986, as amended from time to time. 1.07 Committee means the Human Resource Committee of the Board.

1.06 “Committee” means the Human Resource Committee of the Board.

1.07 “Credited Service” shall have the meaning ascribed to such term in the applicable Salaried Plan.

1.08 “Company” means ConAgra Foods, Inc.

1.09 “Default Payment Form” shall have the meaning ascribed to such term in Section 4.01.

1.10 “Default Payment Period” shall have the meaning ascribed to such term in Section 4.01.

1.11 “Disability” A Participant has a “Disability” or shall be considered “Disabled” if the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the Company’s long-term disability plan.

1.12 “Employee” means an individual employed by an Employer.

1.13 “Employer” means ConAgra Foods, Inc. and any entity which has adopted the Plan.

1.14 “Executive” means any member of management of an Employer or any highly compensated employee.

1.15 “Grandfathered Participant” means any Participant who has not and does not accrue a benefit under this Plan after December 31, 2004.

1.16 “Lamb-Weston Supplemental Plan” means the Lamb-Weston Supplemental Plan which is merged into this Plan, as defined in this Section, effective December 31, 2002. This Plan accepts the obligation for benefits due pursuant to the Lamb-Weston Supplemental Plan for current and former employees and provides additional accrual of benefits for active Participants as provided in Article III of the Plan.

1.17 “Non-Qualified Accrued Benefit” means, except as specifically provided in an individual agreement under Section 3.01(c), the difference between the Total Accrued Benefit and, to the extent permitted by Treasury Regulation sections 1.409A-2(a)(9) and 1.409A-3(j)(5) related to increases and decreases in non-qualified deferred compensation due to the operation of a “qualified plan” (as defined in the 409A regulations), the Qualified Plan Accrued Benefit, expressed as a single life annuity commencing as of the first day of the month following age 65.

1.18 “Participant” means a person who is or was employed by an Employer and who is eligible for the Plan as defined in Article III.

1.19 “Pilot” means an Employee who functions as a pilot or copilot for ConAgra Foods’ flight operations and is eligible for Pilot’s Benefits as defined in Section 3.01(d) of the Plan.

1.20 “Pilot’s Benefits” are the benefits provided under the Plan for Pilots which are defined in Section 3.01(d) of the Plan.

1.21 “Plan” means the ConAgra Foods, Inc. Nonqualified Pension Plan as described in this instrument and as amended from time to time.

1.22 “Plan Administrator” means the ConAgra Foods Employee Benefits Administrative Committee or such person or persons designated by the Committee from time to time.

1.23 “Plan Year” means the calendar year.

1.24 “Qualified Plan Accrued Benefit” means the accrued benefit under the Salaried Plan, expressed as a single life annuity commencing as of the first day of the month following age 65. Such accrued benefit shall not be reduced for any amount payable to an alternate payee pursuant to a qualified domestic relations order or to any other person or entity.

1.25 “Related Company” means: (i) any corporation that is a member of a controlled group of corporations (as defined in Code Section 414(b) that includes the Company); and (ii) any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with the Company. For purposes of applying Code §§ 414(b) and (c), 25% is substituted for the 80% ownership level.

1.26 “Salaried Plan” means the ConAgra Foods, Inc. Pension Plan for Salaried Employees and any other plan that is qualified under Code Section 401(a) and that provides pension benefits for the period of employment during which an individual is a participant.

1.27 “Separation From Service” means the date that the Participant separates from service within the meaning of Code Section 409A. Generally, a Participant separates from service if the Participant dies, retires, or otherwise has a termination of employment with the Company, determined in accordance with the following:

(a)

Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6) month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty nine (29) month period of absence shall be substituted for such six (6) month period.

(b)	Dual Status. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a separation from service. However, if a Participant provides services to the Company as an employee and as a member of the Board, and if any plan in which such person participates as a Board member is not aggregated with this Plan pursuant to Treasury Regulation section 1.409A 1(c)(2)(ii), then the services provided as a director are not taken into account in determining whether the Participant has a separation from service as an employee for purposes of this Plan.

(c)	Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor except as provided in paragraph (b) of this section) would permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in paragraph (b) of this section) over the immediately preceding thirty six (36) month period (or the full period of services to the Company if the Participant has been providing services to the Company less than thirty six (36) months). For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph (c) the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this paragraph (c) (including for purposes of determining the applicable thirty six (36) month (or shorter) period).

(d)	Service with Related Companies. For purposes of determining whether a separation from service has occurred under the above provisions, the “Company” shall include the Company and all Related Companies.

1.28 “Total Accrued Benefit” means the total accrued benefits for a Participant described in Article III, expressed as a single life annuity commencing as of the first day of the month following age 65.

1.29 Gender and Number Wherever the context so requires, masculine pronouns include the feminine and singular words shall include the plural.

1.30 Titles Titles of the Articles of this Plan are included for ease of reference only and are not to be used for the purpose of construing any portion or provision of this Plan document.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.01 Eligibility to Participate

2.01(a) An Employee who accrued a benefit under Section 3.01(a) of this Plan as of or prior to December 31, 2007 is a Participant. Any other Employee who has become a participant in the Salaried Plan shall become eligible to participate in this Plan, provided payment of the Participant’s Accrued Benefit is limited as described in Section 3.01(a) of this Plan and provided the Employee has been designated on Exhibit 1 by the Committee or the Employer to accrue a benefit under Section 3.01(a) in which case the Employee will become a Participant and begin accruing benefits as of the date designated on Exhibit 1.

2.01(b) An Executive who accrued a benefit under Section 3.01(b) of this Plan as of or prior to December 31, 2007 is a Participant. Any other Executive who has been designated on Exhibit 1 by the Committee or the Employer to accrue a benefit under Section 3.01(b) shall be eligible to participate in the Plan and begin accruing the benefits described in said Section 3.01(b) as of the date designated on Exhibit 1.

2.01(c) An Executive who accrued a benefit under Section 3.01(c) of this Plan as of or prior to December 31, 2007 is a Participant. Any other Executive who has been designated on Exhibit 1 by the Committee or the Employer to accrue certain benefits under this Plan shall become eligible to participate in this Plan and begin accruing the benefits described in Section 3.01(c) of this Plan as of the date designated on Exhibit 1.

2.01(d) A Pilot who accrued a benefit under Section 3.01(d) of this Plan as of or prior to December 31, 2007 is a Participant. Any other Pilot who is a participant in the Salaried Plan and who has been designated on Exhibit 1 by the Plan Administrator shall become eligible to participate in the Plan and begin accruing the benefits described in Section 3.01(d) as of the date designated on Exhibit 1.

2.01(e) Effective January 1, 2003, each Participant in the Lamb-Weston Supplemental Plan will become a Participant in the Plan and each active

Participant in the Lamb-Weston Supplemental Plan will accrue benefits as provided in Section 3.01(e). Each Lamb-Weston Participant who became a Participant after January 1, 2003 and by December 31, 2007 and has been designated by the Committee as being eligible to accrue a benefit under Section 3.01(e) will accrue benefits as provided in Section 3.01(e). Further, all other Lamb-Weston Participants who have been designated on Exhibit 1 by the Committee or the Employer to accrue a benefit under Section 3.01(e) will accrue benefits as provided in Section 3.01(e).

2.01(f) An Employee who is a participant in the Salaried Plan, who is listed on an Appendix and who accrued a benefit under Section 3.01 of this Plan as of or prior to December 31, 2007 is a Participant. Any other Employee who is listed on an Appendix and who has been designated on Exhibit 1 by the Committee or the Employer shall become eligible to participate in the Plan and begin accruing the benefits described in the applicable subsection of Section 3.01 as of the dated designated on Exhibit 1.

ARTICLE III

AMOUNT OF BENEFITS

3.01 Amount of Benefits Except as specifically provided in an individual agreement under Section 3.01(c), the benefits from this Plan complement benefits payable from the Salaried Plan and are subject to the same eligibility, vesting provisions and ancillary benefits applicable to the Participant in that Plan. The amount defined in this Article III is the Total Accrued Benefit, the calculation of which shall include all benefit accrual service and earnings taken into account under the Salaried Plan, regardless of the date a Participant becomes eligible to participate in this Plan. The benefit accrued under this Plan is the Non-Qualified Accrued Benefit. The Total Accrued Benefit for Participants is as follows:

3.01(a) With respect to any participant in the Salaried Plan whose benefits from that plan are limited under Internal Revenue Code Section 401(a)(17), the Total Accrued Benefit is the total accrued benefit to which the Participant would have been entitled under the Salaried Plan formula applicable to the Participant disregarding any limitation or reduction brought about by the amendment to Section 401(a)(17) of the Internal Revenue Code contained in the Omnibus Budget Reconciliation Act of 1993 and effective for plan years beginning on or after January 1, 1994. For purposes of this section, the limitation under Code Section 401(a)(17) as indexed and in effect on the last day of the Plan Year prior to the effective date of the OBRA ‘93 amendment shall apply and shall be adjusted for cost of living increases concurrently with any adjustment to the current limit under Code Section 401(a)(17) by multiplying the limit applicable under this section by a fraction the numerator of which is the Code Section 401(a)(17) limit immediately after the adjustment (disregarding the change in 2002 made by the Economic Growth and Tax Relief Reconciliation Act of 2001) and the denominator of which is the Code Section 401(a)(17) limit effective for plan years beginning in 1994, with the result truncated to the next lower multiple of $10,000. No further adjustments will be made in the limit after 2002 resulting in the following limits on pay under this paragraph:

Year(s)*	Limit ($)*
1994	235,840
1995	235,840
1996	235,840
1997	250,000
1998	250,000
1999	250,000
2000	260,000
2001	260,000
After 2001	280,000

*	For years prior to 1994 the limitation was per IRC 401(a)(17).

3.01(b) With respect to any Executive in the Salaried Plan, the Total Accrued Benefit under this subsection 3.01(b) is the total accrued benefit to which the Participant would be entitled computed under the Salaried Plan formula applicable to that Participant disregarding any reductions, restrictions, or limitations brought about by Code Section 415 or Code Section 401(a)(17).

3.01(c) With respect to any Executive, to the extent that such Executive has been selected to participate in this Plan pursuant to Section 2.01(c) hereof, the Total Accrued Benefit under this subsection 3.01(c) shall be the amount determined by the Board, the Committee, the Employer, or the Plan Administrator in its sole and absolute discretion. Such payments may be designated to provide benefits under plan formulas which have been frozen or which were provided pursuant to plans which were terminated by the Employer or Affiliated Company or were sponsored by a prior employer or which are not otherwise provided under a qualified plan maintained by the Employer or as provided in an agreement specific to the Executive.

3.01(d) The Total Accrued Benefit for a Pilot who terminates employment on or after his 62nd birthday shall be the Pilot’s Benefits under this paragraph. The Total Accrued Benefit shall be calculated as in 3.01(a) above with no reduction for commencement of benefits prior to age 65 but with the adjustments in (i), (ii), and (iii) as follows:

(i)	Average Monthly Pay shall be calculated as if the Pilot had attained age 65 and assuming the Pilot’s base pay as of the date of the calculation continued to the Pilot’s age 65,

(ii)	Credited Service for purposes of the Plan will be changed to the Credited Service the Pilot would have earned under the Salaried Plan had he worked continuously until age 65, and

(iii)	A Pilot who has satisfied the plan’s eligibility requirements and is an active Participant at age 62 will be vested in the Pilot’s Benefits, regardless of the Pilot’s Vesting Service.

3.01(e) With respect to each Participant who is to accrue a benefit under this Section 3.01(e), effective January 1, 2003 and thereafter the Total Accrued Benefit is the total accrued benefit to which the Participant would have been entitled under Supplement Thirty-two of the Salaried Plan disregarding any limitation or reduction brought about by the amendment to Code Section 401(a)(17) contained in the Omnibus Budget Reconciliation Act of 1993 and effective for plan years beginning on or after January 1, 1994. For purposes of this section, the limitation under Code Section 401(a)(17) as indexed and in effect on the last day of the Plan Year prior to the effective date of the OBRA ‘93 amendment shall apply and shall be adjusted for cost of living increases. No further adjustments will be made in the limit after 2002 resulting in the following limits on pay under this paragraph:

Year(s)*	Limit ($)*
1994	242,280
1995	248,700
1996	255,300
1997	263,440
1998	268,360
1999	272,520
2000	279,660
2001	289,260
After 2001	294,620

*	For years prior to 1994 the limitation was per IRC 401(a)(17).

3.01(f) For a participant listed on Appendix A, the Total Accrued Benefit under this subsection 3.01(f) shall be the greater of the amount determined under 3.01(b) above or the amount determined under Supplement Twenty-four Section 3.01(c) of the Salaried Plan calculated based on the following:

(i)	Final Average Monthly Earnings is determined as of the date of calculation and is not limited as required under Code Section 401(a)(17),

(ii)	benefits are calculated as if all Credited Service for the participant under the Plan was Credited Service earned prior to March 1, 1994,

(iii)	reduced for early commencement, if applicable, as provided in Supplement Twenty-four Section 3.03(c), and

(iv)	disregarding the eligibility requirements of that section.

3.01(g) For a participant listed on Appendix B, the Total Accrued Benefit under this subsection 3.01(g) shall be the greater of the amount determined under 3.01(a) above or the amount determined under Supplement Twenty-four Section 3.01(c) of the Salaried Plan calculated based on the following:

(i)	Final Average Monthly Earnings is determined as of the date of calculation and is limited as indicated in section 3.01(a) above,

(ii)	benefits are calculated as if all Credited Service for the participant under the Plan was Credited Service earned prior to March 1, 1994,

(iii)	reduced for early commencement, if applicable, as provided in Supplement Twenty-four Section 3.03(c), and

(iv)	disregarding the eligibility requirements of that section.

3.01(h) For a participant listed on Appendix C, the Total Accrued Benefit under this subsection 3.01(h) shall be the greatest of (i), (ii) or (iii) below:

(i)	the amount determined under 3.01(b) above, or

(ii)	the amount determined under Supplement Twenty-five Section 3.01(c) of the Salaried Plan with the following modifications:

(I)	Final Average Monthly Earnings is determined as of the date of calculation and is not limited as required under Code Section 401(a)(17),

(II)	Pay as defined in Section 1.24 of Supplement Twenty-five will be defined for all years using the definition applicable to periods before January 1, 1993 and considers severance pay, if any, paid to the participant as Pay under that Section,

(III)	benefits are calculated as if all Credited Service for the participant under the Plan was Credited Service earned prior to March 1, 1994,

(IV)	reduced for early retirement, if applicable, as provided in Section 3.03(c) of Supplement Twenty-five, and

(V)	disregarding the eligibility requirements of that section.

(iii)	the benefit payable under the Hunt-Wesson Foods, Inc. Salaried Pension Plan (Amended and Restated as of June 30, 1985), in existence on February 28, 1989 calculated with the following modifications:

(I)	Final Average Compensation is not limited as required under Code Section 401(a)(17),

(II)	Compensation considers severance pay, if any, paid to the participant,

(III)	benefits are calculated as if all Credited Service for the participant under the Plan was Credited Service, and

(IV)	disregarding application of any limitations under Code Section 415.

3.01(i) For a participant listed on Appendix D, the Total Accrued Benefit under this subsection 3.01(i) shall be the greater of (i) and (ii) below:

(i)	the amount determined under 3.01(a) above, or

(ii)	the amount determined under Supplement Twenty-five Section 3.01(c) of the Salaried Plan with the following modifications:

(I)	Final Average Monthly Earnings is determined as of the date of calculation and is not limited as required under Code Section 401(a)(17),

(II)	Pay as defined in Section 1.24 of Supplement Twenty-five will be defined for all years using the definition applicable to periods before January 1, 1993 and considers severance pay, if any, paid to the participant as Pay under that Section,

(III)	benefits are calculated as if all Credited Service for the participant under the Plan was Credited Service earned prior to March 1, 1994,

(IV)	reduced for early retirement, if applicable, as provided in Section 3.03(c) of Supplement Twenty-five, and

(V)	disregarding the eligibility requirements of that section.

3.01(j) For a participant listed on Appendix E who remains continuously employed by an Affiliated Company after July 31, 1997 and retires from active employment on or after age 62, the Total Accrued Benefit under this subsection 3.01(j) shall be the amount determined under Supplement Twenty-nine Section 3.01(b)(iv) of the Salaried Plan with the following modifications or clarifications:

(i)	Final Average Monthly Earnings is determined as of the date of calculation, and is limited under Code Section 401(a)(17) as defined by the Salaried Plan,

(ii)	benefits are calculated using the Credited Service at age 62 for the participant under the Plan and treating that Credited Service as if it was earned prior to August 1, 1997,

(iii)	reduced for early retirement, if applicable, on an actuarial equivalent basis as defined in Exhibit A of Supplement Twenty-nine and

(iv)	disregarding the eligibility requirements of that section.

3.01(k) For a participant listed on Appendix F who remains continuously employed by an Affiliated Company after July 31, 1997 and retires from active employment on or after age 65, the Total Accrued Benefit under this subsection 3.01(k) shall be the amount determined under Supplement Twenty-nine Section 3.01(b)(iv) of the Salaried Plan with the following modifications or clarifications:

(i)	Final Average Monthly Earnings is determined as of the date of calculation, and is limited under Code Section 401(a)(17) as defined by the Salaried Plan,

(ii)	benefits are calculated using the Credited Service at age 65 for the participant under the Plan and treating that Credited Service as if it was earned prior to August 1, 1997, and

(iii)	disregarding the eligibility requirements of that section.

ARTICLE IV

TIME AND FORM OF PAYMENT

4.01 Time and Form of Payment This Section 4.01 shall apply, except to the extent another section of this Article IV is applicable. The normal date and form of payment of a Participant’s Non-Qualified Accrued Benefit shall be ten annual installments (the “Default Payment Form”) commencing during the January that next follows the earlier of the Participant’s Disability or Separation from Service (the “Default Payment Period”); provided that the Default Payment Period will be July, 2009, if such date is later than the Default Payment Period that would otherwise apply; and provided further that the Default Payment Period for Gavilon Participants shall be July, 2009. Such Default Payment Form and Period shall apply if an election pursuant to Section 4.05 and this Section is not timely received from the Participant. Each Participant may elect, pursuant to Section 4.05, that such Participant’s Account shall instead be paid (or installments or an annuity shall commence), as follows:

(a)	A lump sum, five or ten substantially equal annual installments may be elected to be made or commenced during the Default Payment Period, or the later of the Default Payment Period or January of the year elected by the Participant; provided that (i) if January, 2009 is elected then payment shall be made during July, 2009; and (ii) an election under this provision by a Participant whose employment transferred from the Company’s Related Company group to the Gavilon Related Company group during 2008 (a “Gavilon Participant”) shall be treated as an election to receive the amount at the stated time (which shall be July, 2009 for those electing January, 2009) without regard to when such Participant Separated or Separates from Service.

(b)	One of the following life annuity forms may be elected to commence during the month following the month during which Separation from Service occurs, or during the later of the month following the month during which Separation from Service occurs or the month and year elected by the Participant (which must precede the date the Participant attains age 70 and must be later than the date the Participant attains age 65 (or age 55, if the Participant has at least ten years of “Service,” as that term is defined in the applicable Salaried Plan as in effect on December 31, 2008), provided that the commencement date will be July, 2009, if such date is later than the date payments would otherwise commence under this Section 4.01(b); and provided further that the Committee may designate (and such designation may be on the applicable payment election form) fewer than all of the following alternatives for any one or more of the Participants:

(i)	Single life;

(ii)	Joint and 50% survivor;

(iii)	Joint and 66.67% survivor;

(iv)	Joint and 75% survivor;

(v)	Joint and 100% survivor; or

(vi)	Single life with ten year certain.

If a Participant has elected a life annuity without specifying the specific form, the default form for an unmarried Participant shall be single life and the default form for a married Participant shall be joint and 50% survivor. All annuity forms shall be paid monthly.

(c)	Any Participant election that specifies a date that does not comply with this Plan will be deemed to be an election of the nearest permitted date. For example, if a Participant were to elect to receive a lump sum at the later of the Default Payment Period or January, 2020 and such Participant attains age 70 in 2019, such election will be reformed to be to receive the lump sum at the later of the Default Payment Period or January, 2019.

(d)	The Non-Qualified Accrued Benefit is expressed as a single life annuity payable as of the first of the month that next follows the month during which the Participant attains age 65. If the benefit is to be paid in another form or at another time, the Non-Qualified Accrued Benefit shall be converted to the scheduled form and time of payment by those administering this Plan using the factors used for comparable determinations under the Salaried Plan; provided, however, for purposes of calculating a lump sum or installments (but not any life annuity form), the discount rate and mortality assumptions used by the Company for purposes of calculating pension expense under FAS 87 (or is successor) for this Plan for the Company’s fiscal year during which the lump sum is paid or installments commence will be used (the “Applicable FAS 87 Assumption”). If any payment would have been made or commenced prior to July, 2009 but for a provision in this Section 4.01 that delays the making or commencement of payment until July, 2009, then the payment or payments that are made or commence during July, 2009 shall be adjusted as follows: (i) a lump sum or all installments shall be adjusted using the discount rate under the Applicable FAS 87 Assumption, and (ii) any monthly annuity payments that would have been paid before July, 2009 but are instead paid during July, 2009 will be adjusted using the discount rate under the Applicable FAS 87 Assumption.

4.02 Additional Distribution Provisions

(a)	Death. If the Participant has elected or is to receive a life annuity, then payment following death of the Participant (if any) shall be made to the Participant’s Beneficiary in accordance with the elected or default form of life annuity, whichever is applicable, commencing during the month following the month during which death occurs, regardless of whether payments had commenced prior to death. If the Participant has elected any other form of payment or has failed to timely elect any form of payment, then the Participant’s Beneficiary shall receive any unpaid Non-Qualified Accrued Benefit in a lump sum payable during the month following the month during which death occurs, regardless of whether payouts had commenced prior to death.

(b)	Participants in Pay Status Before 2009. Notwithstanding anything in this Plan to the contrary, if a Participant or Beneficiary received one (1) or more payments pursuant to this Plan or the Lamb-Weston Plan on or before December 31, 2008, then payment shall continue to be made to such Participant (and, if applicable such Participant’s Beneficiary following the Participant’s death after 2008) or Beneficiary in accordance with the payment schedule in effect on or before December 31, 2008, and such Participant may not make an election under Section 4.05 of this Restatement.

(e)

Payment Time. The Plan Administrator shall determine the payment date within the parameters required by this Plan. A payment that is made by the later of the last day of the Participant’s taxable year that includes the month payment is due, or the 15th day of the third calendar month following the month payment is due, shall be treated as having been made during such month.

4.03 Method of Payment All payments hereunder shall be made in cash.

4.04 De Minimis Cash Out Notwithstanding anything herein to the contrary, in the event that the present value of a Participant’s Non-Qualified Accrued Benefit is equal to or less than the applicable dollar amount under Code Section 402(g)(1)(B) ($15,500 for 2008) and to the extent permitted by Treasury Regulation 1.409A-3(j)(4)(v), the Company may, in its sole discretion, pay the present value of the Participant’s accrued benefit to the Participant in a single lump sum during the January that next follows the earlier of the Participant’s Separation from Service or Disability, provided that such payment represents the Participant’s entire interest in the Plan and all other deferred compensation arrangements that are aggregated with this Plan under Treasury Regulation 1.409A-1(c)(2). The applicable dollar amount under Code Section 402(g)(1)(B) shall be the amount in effect for the calendar year during which payment pursuant to this paragraph may be made.

4.05 Elections Regarding Time and Form of Payment A Participant’s election regarding the time and form of payment of his or her Account shall be made in accordance with the provisions of this subsection 4.05.

(a)	Initial Elections. Except as otherwise provided in this Plan, the Participant’s election of the time and form of payment pursuant to Section 4.01 must be received by the Plan Administrator no later than the day preceding the date the Participant is designated on Exhibit 1 as first becoming an eligible Participant. If a time and form of payment election is not timely received by the Plan Administrator, payment shall be made as if no election has been made. An initial election of time and form of payment shall become irrevocable as of the deadline for making such election, except as set forth in Section 4.05(b) and (c).

(b)	Switching among life annuities. If the Participant has timely elected to receive payment in any form of a “life annuity” (as defined in Treasury Regulation

Section 1.409A-2(b)(2), which previously elected “life annuity” is the “scheduled life annuity”), the Participant may elect a different form of “life annuity” that has the same starting payment date as the scheduled life annuity and that is considered to be actuarially equivalent to the scheduled life annuity under Treasury Regulation Section 1.409A-2(b)(2), provided that the election is received before any annuity payment has been made.

(c)	Special Transition Rule. This paragraph is effective January 1, 2009. Notwithstanding any provision in the Plan to the contrary, pursuant to IRS Notice 2005-1, IRS Notice 2006-79, IRS Notice 2007-86, and Section 1.409A-2(b)(2)(iv) of the Treasury Regulations under Code Section 409A, new payment elections shall be permitted for certain Participants under the Plan without violating the subsequent deferral and anti-acceleration rules of Code Section 409A. Accordingly, each Participant who has not received and does not receive one or more payments under this Plan before January 1, 2009, may elect, or change a previous election concerning, the time or form of payment under this Plan or may make an election so that the Default Payment Form or Default Payment Period does not apply, if such election or change is received by the Plan Administrator during 2008 and such election complies with Section 4.05(a) (other than the deadline under Section 4.05(a) for making elections). With respect to an election received during 2008, the election may apply only to amounts that otherwise would not be payable in 2008 and may not cause an amount to be paid in 2008 that otherwise would not be payable in 2008.

4.06 Distributions to Specified Employees Notwithstanding any provision of the Plan to the contrary, if a Participant is a “Specified Employee”, no portion of his or her Non-Qualified Accrued Benefit shall be distributed on account of a Separation from Service before the earlier of (a) the date which is six (6) months after the date of Separation from Service, or (b) the date of death of the Participant. A “Specified Employee” is a key employee, as defined under Code Section 416(i), without regard to paragraph (5) thereof (and any successor or comparable Code sections). Amounts that would have been paid during the delay will be adjusted for interest (using the interest assumption used for determining actuarial equivalency) and paid on the first business day following the end of the six month delay.

ARTICLE V

BENEFICIARY

5.01 Beneficiary Designation A Participant may designate his Beneficiary to receive benefits under the Plan by completing the appropriate form provided by the Plan Administrator. Any change of Beneficiary must satisfy all requirements for designation of a Beneficiary.

5.02 Proper Beneficiary If the Company has any doubt as to the proper Beneficiary to receive payments hereunder, the Company shall have the right to withhold such payments until the matter is finally adjudicated. However, any payment made by the Company, in good faith and in accordance with this Plan, shall fully discharge the Company and the Plan Administrator from all further obligations with respect to that payment.

5.03 Minor or Incompetent Beneficiary In making any payments to or for the benefit of any minor or an incompetent Beneficiary, the Company, in its sole and absolute discretion, may (a) make a distribution to a legal or natural guardian or other relative of a minor or court appointed committee of such incompetent; or (b) make a payment to any adult with whom the minor or incompetent temporarily or permanently resides. The receipt by a guardian, committee, relative or other person shall be a complete discharge to the Company. Neither the Plan Administrator nor the Company shall have any responsibility to see to the proper application of any payments so made.

ARTICLE VI

ADMINISTRATION OF THE PLAN

6.01 Majority Vote All resolutions or other actions taken by the Plan Administrator shall be by vote of a majority of those present at a meeting at which a majority of the members are present, or in writing by all the members, at the time in office, if they act without a meeting.

6.02 Finality of Determination Subject to the Plan, the Committee or Plan Administrator shall, from time to time, establish rules, forms and procedures for the administration of the Plan. Except as herein otherwise expressly provided, the Committee and Plan Administrator shall have full and absolute discretion to (i) construe and interpret the Plan, (ii) decide all questions arising with respect to the Plan, including but not limited to, eligibility to participate in the Plan, and determine the amount, manner and time of payment of any benefits to any Participant or Beneficiary. The respective decisions, actions and records of the Committee and Plan Administrator shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.

6.03 Certificates and Reports The members of the Committee, the Plan Administrator and the officers and directors of the Company shall be entitled to rely on all certificates, opinions, and reports made by any duly appointed accountants and consultants, and on all opinions given by any duly appointed legal counsel, which legal counsel may be counsel for the Company.

6.04 Indemnification and Exculpation The Company shall indemnify and hold harmless each member of the Committee, the Plan Administrator and any person acting on behalf of or pursuant to appointment by the Plan Administrator (hereinafter referred to as “designee”) in connection with the administration of the Plan against any and all expenses and liabilities arising out of his membership on the Committee or administration of the Plan or any action or failure to act by the Committee, Plan Administrator, any member of the Committee or any designee, except if such action or failure to act constitutes gross negligence or willful misconduct. Expenses against which a member of the Committee, the Plan Administrator or any designee shall be indemnified hereunder shall include, without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing rights of indemnification shall be in addition to any other rights to which the any such member of the Committee, Plan Administrator or designee may be entitled as a matter of law.

6.05 Expenses The expenses of administering the Plan shall be borne by the Company.

ARTICLE VII

CLAIMS PROCEDURE

7.01 Written Claim Benefits shall be paid in accordance with the provisions of this Plan. The Participant, or a designated Beneficiary or any other person claiming through the Participant, shall make a written request for benefits under this Plan. This written claim shall be mailed or delivered to the Plan Administrator. Such claim shall be reviewed by the Plan Administrator or his delegate.

7.02 Denied Claim If the claim is denied, in full or in part, the Plan Administrator shall provide a written notice within ninety (90) days setting forth the specific reasons for denial and any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary and appropriate information and explanation of the steps to be taken if a review of the denial is desired.

7.03 Review Procedure If the claim is denied and a review is desired, the Participant (or Beneficiary) shall notify the Plan Administrator, in writing, within sixty (60) days (a claim shall be deemed denied if the Plan Administrator does not take any action within the aforesaid ninety (90) day period) after receipt of the written notice of denial. In requesting a review, the Participant or his Beneficiary may request a review of the Plan document or other pertinent documents with regard to the employee benefit plan created under this agreement, may submit any written issues and comments, may request an extension of time for such written submission of issues and comments and may request that a hearing be held, but the decision to hold a hearing shall be within the sole discretion of the Committee.

7.04 Committee Review The decision on the review of the denied claim shall be rendered by the Committee within sixty (60) days after the receipt of the request for review (if no hearing is held) or within sixty (60) days after the hearing if one is held. The decision shall be written and shall state the specific reasons for the decision including reference to the specific provisions of this Plan on which the decision is based.

ARTICLE VIII

NATURE OF COMPANY’S OBLIGATION

8.01 Employer’s Obligation Each Employer’s payment obligations in connection with the benefits under this Plan shall be an unfunded and unsecured promise to pay the benefit due in accordance with the Plan. No Employer shall be obligated under any circumstances to fund its financial obligations under this Plan; provided, however, that each Employer may establish a trust and contribute assets to the trust for the purpose of satisfying its obligations under the Plan. An Employer’s obligations hereunder shall be discharged and satisfied to the extent proper payments are made from such trust to a Participant or Beneficiary. Immediately prior to or within sixty (60) days following a Change of Control, an amount equal to the net present value (determined in the same manner that a lump sum payment is determined under this Plan) of the total accrued benefits under this Plan (as increased by any other commitments or agreements by the Company) shall be deposited, in one lump sum payment, in an irrevocable trust in the form of the model grantor trust contained in IRS Revenue Procedure 92-64, which trust is incorporated by reference. The acquiror, the Company and its subsidiaries shall make up any supplemental pension benefit payments the Participants do not receive under the trust. The trustee of such trust shall be a national or state chartered bank.

8.02 Creditor Status Any assets which an Employer may acquire or set aside to help cover its financial liabilities are and shall remain general assets of such Employer subject to the claims of its general, unsecured creditors. Neither the Employer nor this Plan gives the Participant or any other person any beneficial or equitable ownership interest in any asset of the Employer. All rights of ownership in any such assets are, and remain, in the Employer.

ARTICLE IX

MISCELLANEOUS

9.01 Written Notice Any notice which shall or may be given under this Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to the Committee or the Plan Administrator, such notice shall be addressed to the Employee Benefits Committee at One ConAgra Drive, Omaha, NE 68102-5001.

9.02 Change of Address Any Participant may, from time to time, change the address to which notices shall be mailed by giving written notice of such new address.

9.03 Merger Consolidation or Acquisition The Plan shall be binding upon each Employer, its assigns, and any successor company which shall succeed to substantially all of its assets and business through merger, acquisition or consolidation, and upon a Participant, his Beneficiary, assigns, heirs, executors and administrators.

9.04 Amendment and Termination The Company, by action of the Committee, retains the sole and unilateral right to terminate, amend, modify or supplement this Plan, in whole or in part, at any time. This right includes the right to make retroactive amendments and the right to discontinue benefit accruals. However, in no event shall the Company have the right to amend the Plan in a manner which adversely affects any rights of any Participant (to the extent already accrued) or, if deceased, such Participant’s Beneficiary, including, but not limited to, the right to payment of benefits pursuant to Article III hereof. No amendment may be made to

Section 8.01 after the date of a Change of Control without the consent of any affected Participant. Upon termination of the Plan, distribution of amounts credited to the Accounts shall be made to Participants and their Beneficiaries in one of the following manners elected by the Company:

(i)	In the manner and at the time otherwise provided under the Plan; or

(ii)	In a lump sum payable at a time permitted by Code Section 409A, provided that all conditions of Code Section 409A are and will be satisfied.

9.05 Employment This Plan does not provide a contract of employment between the Employer and the Participant, and, except as provided in any other contractual arrangement, if any, between a Participant and the Employer, the Employer reserves the right to terminate the Participant’s employment, for any reason, at any time, notwithstanding the existence of this Plan.

9.06 Nontransferability Except insofar as prohibited by applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Plan shall be valid or recognized by the Company. Neither the Participant, his spouse, or designated Beneficiary, shall have any power to hypothecate, mortgage, commute, modify or otherwise encumber in advance of any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony maintenance, owed by the Participant or his Beneficiary, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

9.07 Legal Fees All reasonable legal fees incurred by any Participant (or former Participant) to successfully enforce his valid rights under this Plan shall be paid by the Company in addition to sums due under this Plan. Any reimbursements or in-kind benefits to be provided pursuant to this Plan (including but not limited to this section) that are taxable to Executive shall be subject to the following restrictions: (a) each reimbursement must be paid no later than the last day of the calendar year following the Employee’s tax year during which the expense was incurred; and (b) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a tax year of the Employee may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other tax year of the Employee; (c) the period during which any reimbursement may be paid or in-kind benefit may be provided terminates ten years after termination of this Plan; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

9.08 Tax Withholding The Company may withhold from a payment any federal, state or local taxes required by law to be withheld with respect to such payment and such sum as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.

9.09 Acceleration of Payment To the extent permitted by Code Section 409A and the regulations and guidance issued thereunder, the Company reserves the right to accelerate the payment of any benefits payable under this Plan at any time without the consent of the Participant, his estate, his Beneficiary or any other person claiming through the Participant.

9.10 Applicable Law This Plan shall be governed by the laws of the state of Nebraska.

9.11 Effective Date The Plan was adopted effective January 1, 1988. This amended and restated document reflects all Plan amendments through January 1, 2009.

9.12 409A Compliance The Plan is hereby amended and restated as of January 1, 2009 for purposes of complying with the provisions of Code Section 409A and the final regulations promulgated thereunder, except as otherwise provided herein (Code Section 409A and the regulations and other guidance issued with respect hereto may be referred to as “409A”). With respect to benefits under this Plan for Participants other than Grandfathered Participants, the Plan shall be interpreted, operated and applied to comply with 409A so as not to subject any Participant to the additional tax, interest or penalties which may be imposed under 409A and not to cause inclusion in any Participant’s income of any benefit under this Plan (and any related penalty and interest) until such amount or amounts are actually distributed to such Participant. With respect to Grandfathered Participants, the Plan shall be interpreted and administered to prevent 409A from applying to Grandfathered Participants’ benefits under this Plan; this shall include, but not be limited to, avoiding a material modification of the terms that were applicable to the Grandfathered Participants’ benefits under this Plan on October 3, 2004. However, it is understood that 409A is ambiguous in certain respects. The Plan Administrator and Company will attempt in good faith not to take any action, and will attempt in good faith to refrain from taking any action, that would result in the imposition of tax, interest and/or penalties upon any Participant under 409A. To the extent the Plan Administrator and Company have acted or refrained from acting in good faith as required by this Section, neither they, their employees, contractors and agents, the Board, each member of the Board nor any Plan fiduciary (the “Released Parties”) shall in any way be liable for, and by participating in this Plan, each Participant automatically releases the Released Parties from any liability due to, any failure to follow the requirements of 409A, and no Participant shall be entitled to any damages related to any such failure even though the Plan and this Amendment require certain actions to be taken in conformance with 409A.

9.13 Grandfathered Participants The terms of this Plan that were in effect on October 3, 2004 shall continue to apply to Grandfathered Participants and the terms of this restatement shall not apply to Grandfathered Participants except to the extent Grandfathered Participants are referenced in this Section and Section 9.12.